AMENDMENT TO TRANSFER AGENCY AGREEMENT

      This is an Amendment to the Transfer Agency Agreement made and entered into between INVESCO Funds Group, Inc., a Delaware corporation ("INVESCO"), and INVESCO Dynamics Fund, Inc., a Maryland corporation (the "Fund") as of the 28th day of February, 1997 (the "Agreement").

      WHEREAS, effective as of August 28, 1998, the Fund has changed its name to "INVESCO Equity Funds, Inc."; and

      WHEREAS, the Fund is engaged in business as an open-end management investment company, is registered as such under the Investment Company Act of 1940, as amended (the "Act") and is authorized to issue shares representing interests in separte portfolios of investments (the "Portfolios");

      NOW,  THEREFORE,  the name of the Fund is "INVESCO Equity Funds,  Inc.";
and

      The Fund is authorized to issue shares representing interests in the Portfolio, the INVESCO Endeavor Fund.

      IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the 16th day of October, 1998.


                                        INVESCO FUNDS GROUP, INC.


                                        By:  /s/ Ronald L. Grooms
                                             ---------------------
ATTEST:                                      Ronald L. Grooms
                                             Treasurer & Chief Financial
/s/ Glen A. Payne                            Officer & Accounting Officer
-----------------
Glen A. Payne
Secretary


                                        INVESCO CAPITAL APPRECIATION FUNDS,
                                          INC.


                                        By:  /s/ William J. Galvin, Jr.
                                             --------------------------
                                             William J. Galvin, Jr.
                                             Senior Vice President
ATTEST:

/s/ Glen A. Payne
-----------------
Glen A. Payne
Secretary